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Davey Z <davey@exodus.io>

Make history with Exodus

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Exodus <support@exodus.com>
To: davey@exodus.io

Thu, Mar 11, 2021 at 8:58 AM

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EXODUS

EXODUS SHARES

Own a Stake in the Future of Finance

Exodus' mission is to lead half the world's population away from traditional finance by 2030. That's four billion people transitioning from the constraints of centralized finance and into financial sovereignty...

And you're already one of them.

You're into crypto, you use Exodus or a similar platform, and you sought out knowledge and took control of your wealth.

It's time to take the next step with us and secure your place at the crest of the wave.

We are pioneering an offering of our own stock, represented digitally and secured by the blockchain. It's history in the making, and this is your invitation to be a part of it.

Join Exodus on March 12, 2021 at 9am PT/Noon ET for a live webcast with Q&A session about its planned Regulation A+ public offering.

The Webcast link will be available at 8:30am PT/11:30am ET on our investor page.

Send questions in advance by emailing exit@lhai.com with subject: ATTN Exodus Webcast.

Click **Invest in Exodus** to learn more and access the webcast via the investor section of the website.

INVEST IN EXODUS

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Exodus Files with SEC for public offering


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Exodus

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EXODUS

15418 Weir Street #333, Omaha, NE 68137

Exodus was co-founded by Daniel Castagnoli and JP Richardson.

Forward-looking statements

This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements

Testing the Waters

This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We will only be able to make sales after the Securities and Exchange Commission(SEC) has qualified the offering statement that we have filed with the SEC. The information in that offering statement is more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Any person interested in investing in any offering of Exodus’s Class A common stock should review our disclosures and the publicly filed offering statement and the preliminary offering circular that is part of that offering statement at https://www.sec.gov/Archives/edgar/ data/1821534/000114036121006439/ nt10013846x8_1a.htm. Exodus is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof. No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists. Exodus intends to complete an offering underTier 2 of Regulation A and as such intends to be exempted from state registration pursuant to federal law. Although an exemption from registration under state law may be available, Exodus may still be required to provide a notice filing and pay a fee in individual states. No offer to sell securities or solicitation of an offer to buy securities is being made in any international jurisdiction where such offer or sale is not permitted under the securities laws thereof. No offering is being made to individual investors unless and until the offering has been approved by a competent authority in such international jurisdiction or is made in accordance with an exemption from the relevant international jurisdiction’s securities laws.

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